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                                                                      Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Heidrick & Struggles International, Inc.:

     We consent to the incorporation by reference in the registration statement (No. 333-58118) on Form S-8 of Heidrick & Struggles International, Inc. of our report dated June 25, 2002, relating to the statement of net assets available for benefits of Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan as of December 31, 2001, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule, which report appears in the December 31, 2001 Annual Report on Form 11-K of Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan.

                                       /s/ KPMG LLP

Chicago, Illinois
June 27, 2002

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